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                                                                    Exhibit 23.2


                              CONSENT OF KPMG LLP
                              -------------------


The Board of Directors
Riverstone Networks, Inc.:

     We consent to the incorporation by reference in this registration statement on Form S-8 of Riverstone Networks, Inc. of our report dated March 22, 2001, except as to note 23 which is as of March 28, 2001, relating to the consolidated balance sheets of Riverstone Networks, Inc. and subsidiaries as of February 29, 2000 and March 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 3, 2001, which report appears in the annual report on Form 10-K of Riverstone Networks, Inc. for the fiscal year ended March 3, 2001.


/s/ KPMG LLP


Mountain View, California
August 2, 2001